Exhibit 99.3

N E W S  R E L E A S E

Centene:

Media	Investors
Marcela Manjarrez-Hawn	Edmund E. Kroll, Jr.
(314) 445-0790	(212) 759-0382
mediainquiries@centene.com	investors@centene.com

Health Net:

Media	Investors
Brad Kieffer	Peter O’Neill
(818) 676-6833	(818) 676-8692
brad.kieffer@healthnet.com	peter.oneill@healthnet.com

FOR IMMEDIATE RELEASE

CENTENE AND HEALTH NET RECEIVE DMHC REGULATORY APPROVAL

St. Louis, MO and Los Angeles, CA (March 22, 2016) – Centene Corporation (NYSE: CNC) and Health Net, Inc. (NYSE: HNT) today announced the receipt of approval of Centene’s planned merger with Health Net from the California Department of Managed Health Care (DMHC).

Centene and Health Net expect to close the transaction shortly after receipt of approval from the California Department of Insurance, subject to satisfaction or waiver of the closing conditions.

Centene and Health Net announced a merger agreement in July 2015 that would create a leading diversified multi-national healthcare enterprise, extending Centene’s offerings in government programs, including Medicare Advantage and programs offered through contracts with the U.S. Department of Defense and U.S. Department of Veterans Affairs, as well as the commercial exchanges.

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About Centene

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program

(CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about Centene, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

About Health Net

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 6.1 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid and dual eligible programs, as well as programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Health Net also offers behavioral health, substance abuse and employee assistance programs, and managed health care products related to prescription drugs.

For more information on Health Net, Inc., please visit Health Net’s website at www.healthnet.com.

Forward-Looking Statements

This material may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene, Health Net and the combined businesses of Centene and Health Net and certain plans and objectives of Centene and Health Net with respect thereto, including the expected benefits of the proposed merger. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the expected closing date of the transaction; the possibility that the expected synergies and value creation from the proposed merger will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions or political conditions; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder; provider and state contract changes; the outcome of pending legal or regulatory proceedings; reduction in provider payments by governmental payors; the expiration or termination of Centene’s or Health Net’s Medicare or Medicaid managed care contracts with federal or state governments; tax matters; increased health care costs; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; and risks and uncertainties discussed in the reports that Centene and Health Net have filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements reflect Centene’s and Health Net’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene and Health Net in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Centene’s and Health Net’s plans with respect to the proposed merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this announcement. Neither Centene nor Health Net assumes any obligation to update the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 that has been filed with the SEC on September 21, 2015, in connection with the merger. A further list and description of risks and uncertainties can be found in Centene’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in its reports on Form 10-Q and Form 8-K as well as in Health Net’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.